Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

NATIONAL STORM MANAGEMENT, INC.

FIRST:  The name of the corporation is NATIONAL STORM MANAGEMENT, INC.

SECOND:  Its registered office in the State of Nevada is located at 6100 Neil Road, Suite 500, Reno, Nevada 89511.  The name of its resident agent at that address is The Corporation Trust Company of Nevada.

THIRD:  1.  AUTHORIZED SHARES.  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is three hundred ten million (310,000,000), consisting of three hundred million (300,000,000) shares of Common Stock (“Common Stock”) and ten million (10,000,000) shares of Class B Common Stock (“Class B Common Stock”), all of which having a par value of $0.001 per share.

2.             COMMON STOCK AND CLASS B COMMON STOCK.

(a)           The powers, preferences and rights of the Common Stock and Class B Common Stock, and the qualifications, limitations or restrictions thereof, shall be in all respects identical, except as otherwise required by law or expressly provided in this Amended and Restated Certificate of Incorporation.

(b)           At each annual or special meeting of stockholders, each holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in his, her or its name on the stock transfer records of the Corporation and each holder of Class B Common Stock shall be entitled to twenty (20) votes in person or by proxy for each share of Class B Common Stock standing in his, her or its name on the stock transfer records of the Corporation.  Except as set forth herein, all actions submitted to a vote of stockholders shall be voted on by the holders of Common Stock and Class B Common Stock voting together as a single class.

(c)           If and when dividends on the Common Stock and Class B Common Stock are declared payable from time to time by the Board of Directors as provided in subdivision (i), whether payable in cash, in property or in shares of stock of the Corporation, the holders of Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per-share basis, in such dividends, except that, if dividends are declared that are payable in shares of Common Stock or Class B Common Stock, dividends shall be declared that are payable at the same rate on both classes of stock and the dividends payable in shares of Common Stock shall be payable to holders of that class of stock and the dividends payable in shares of Class B Common Stock shall be payable to holders of that class of stock; provided, however, that the Board of Directors shall be permitted to pay a dividend, not later than December 31, 2006, of one share of Class B Common Stock for every twenty shares of Common Stock.  If the Corporation shall in any manner subdivide or combine the outstanding shares of Common Stock or Class B Common Stock, the outstanding shares of the other such class of stock shall be proportionally subdivided or combined in the same manner and on the same basis as the outstanding shares of Common Stock or Class B Common Stock, as the case may be, have been subdivided or combined.

(d)           (1)           The holder of each outstanding share of Class B Common Stock shall have the right at any time, or from time to time, at such holder’s option, to convert such share into one fully paid and nonassessable share of Common Stock, on and subject to the terms and conditions hereinafter set forth.

(2)           In order to exercise his, her or its conversion privilege, the holder of any shares of Class B Common Stock to be converted shall present and surrender the certificate representing such shares during usual business hours at any office or agency of the Corporation maintained for the transfer of Class B Common Stock and shall deliver a written notice of the election of the holder to convert the shares represented by such certificate or any portion thereof specified in such notice.  Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued.  If so required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or his, her or its duly authorized representative.  Each conversion of shares of Class B Common Stock shall be deemed to have been effected on the date (the “conversion date”) on which the certificate or certificates representing such shares shall have been surrendered and such notice and any required instruments of transfer shall have been received as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable on such conversion shall be deemed to have become immediately prior to the close of business on the conversion date the holder or holders of record of the shares of Common Stock represented thereby.

(3)           As promptly as practicable after the presentation and surrender for conversion, as herein provided, of any certificate for shares of Class B Common Stock, the Corporation shall issue and deliver at such office or agency, to or upon the written order of the holder thereof, certificates for the number of shares of Common Stock issuable upon such conversion.  In case any certificate for shares of Class B Common Stock shall be surrendered for conversion of a part only of the shares represented thereby, the Corporation shall deliver at such office or agency, to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Class B Common Stock represented by such surrendered certificate, which are not being converted.  The issuance of certificates for shares of Common Stock issuable upon the conversion of shares of Class B Common Stock shall be made without charge to the converting holder for any tax imposed on the Corporation in respect of the issue thereof.  The Corporation shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the shares being converted, and the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall have paid to the Corporation the amount of such tax or has established to the satisfaction of the Corporation that such tax has been paid.

(4)           Upon any conversion of shares of Class B Common Stock into shares of Common Stock pursuant hereto, no adjustment with respect to dividends shall be made; only those dividends shall be payable on the shares so converted as may be declared and may be payable to holders of record of shares of Class B Common Stock on a date prior to the conversion date with respect to the shares so converted; and only those dividends shall be payable on shares of Common Stock issued upon such conversion as may be declared and may be payable to holders of record of shares of Common Stock on or after such conversion date.

(5)           In case of any consolidation or merger of the Corporation as a result of which the holders of Common Stock shall be entitled to receive stock, other securities or other property with respect to or in exchange for Common Stock or in case of any sale or conveyance of all or substantially all of the property or business of the Corporation as an entirety, a holder of a share of Class B Common Stock shall have the right thereafter, so long as the conversion right hereunder shall exist, to convert such share into the kind and amount of shares of stock and other securities and properties receivable upon such consolidation, merger, sale or conveyances by a holder of one share of Common Stock and shall have no other conversion rights with regard to such share.  The provisions of this subparagraph (5) shall similarly apply to successive consolidations, mergers, sales or conveyances.

(6)           All shares of Class B Common Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding, and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate, except only the right of the holders thereof, subject to the provisions of subparagraph (3) of this subdivision (d), to receive shares of Common Stock in exchange therefor.

(7)           Such number of shares of Common Stock as may from time to time be required for such purpose shall be reserved for issuance upon conversion of outstanding shares of Class B Common Stock.

(e)           (1)           No person or persons holding shares of Class B Common Stock (hereinafter called a “Class B Holder”) may transfer, and the Corporation shall not register the transfer of, such shares of Class B Common Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a Permitted Transferee of such Class B Holder, which term shall have the following meanings:

(A)          In the case of a Class B Holder who is a natural person and the holder of record and beneficial owner of the shares of Class B Common Stock subject to said proposed transfer, “Permitted Transferee” means (i) the spouse of such Class B Holder, (ii) a lineal descendant of a great grandparent of such Class B Holder or a spouse of any such lineal descendant, (iii) the guardian or conservator of a Class B Holder who has been adjudged disabled by a court of competent jurisdiction, (iv) the executor or administrator of the estate of a deceased Class B Holder, (v) a trustee of a trust (including a voting trust) for the benefit of one or more Class B Holder, other lineal descendants of a great grandparent of such Class B Holder, the spouse of such Class B Holder, the spouses of such other lineal descendants and an organization, contributions to which are deductible for federal income, estate or gift tax purposes (hereinafter called a “Charitable Organization”), and for the benefit of no other person, provided that such trust may grant a general or special power of appointment to the spouse of such Class B Holder, any lineal descendant of such Class B Holder or the spouse of any such lineal descendant, and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or the estate of such Class B Holder payable by reason of the death of such Class B Holder and provided that such trust prohibits transfer of shares of Class B Common Stock to persons other than Permitted Transferees, as defined in clause (B) below, (vi) a Charitable Organization established by such Class B Holder, such Class B Holder’s spouse, a lineal descendant of a great grandparent of such Class B Holder, a spouse of any such lineal descendant, the Corporation or employees or former employees of the Corporation, and (vii) a corporation all the outstanding capital stock of which is owned by, or a partnership all the partners of which are one or more of such Class B Holders, other lineal descendants of a great grandparent of such Class B Holder or a spouse of any such lineal descendant, and the spouse of such Class B Holder, provided that if any share of capital stock of such a corporation (or of any survivor of a merger or consolidation of such a corporation), or any partnership interest in such a partnership, is acquired by any person who is not within such class of persons, all shares of Class B Common Stock then held by such corporation or partnership, as the case may be, shall be deemed without further act to be converted into shares of Common Stock, and stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent the like number of shares of Common Stock.

(B)           In the case of a Class B Holder holding the shares of Class B Common Stock subject to said proposed transfer as trustee pursuant to a trust other than a trust described in clause (C) below,  “Permitted Transferee” means (i) any successor trustee or trustees of such trusts; (ii) the person who established such trust; and (iii) a Permitted Transferee of such person determined pursuant to clause (A) above.

(C)           In the case of a Class B Holder holding the shares of Class B Common Stock subject to said proposed transfer as trustee pursuant to a trust which was irrevocable on the Record Date (a “Transferor Trust”), “Permitted Transferee” means

(i)            any successor trustee or trustees of such Transferor Trust;

(ii)           any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such Transferor Trust whether by power of appointment or otherwise;

(iii)          any lineal descendant of a great grandparent of either the creator of such Transferor Trust or the spouse of such creator and the spouse of any such lineal descendant; or

(iv)          the trustee of another trust which was irrevocable on the Record Date and to which Class B Common Stock was also first distributed by the Corporation (a “Transferee Trust”), provided that either the creator of the Transferor Trust or the spouse of such creator shares a common great grandparent with the creator of the Transferee Trust or the spouse of the creator of such Transferee Trust.

(D)          In the case of a Class B Holder who is the record (but not beneficial) owner of the shares of Class B Common Stock subject to said proposed transfer as nominee for the person who was the beneficial owner thereof on the Record Date, “Permitted Transferee” means such beneficial owner and a Permitted Transferee of such beneficial owner determined pursuant to clause (A), (B), (C), (E) or (F) hereof, as the case may be.

(E)           In the case of a Class B Holder which is a partnership and the holder of record and beneficial owner of the shares of Class B Common Stock subject to said proposed transfer, “Permitted Transferee” means any partner of such partnership or any “Permitted Transferee” of such partner determined pursuant to clause (A), (B), (C), (D) or (F) hereof, as the case may be.

(F)           In the case of a Class B Holder which is a corporation (other than a Charitable Organization described in subclause (vi) of clause (A) above) and the holder of record and beneficial owner of the shares of Class B Common Stock subject to said proposed transfer, “Permitted Transferee” means any stockholder of such corporation receiving shares of Class B Common Stock through a dividend or through a distribution made upon liquidation of such corporation and the survivor of a merger or consolidation of such corporation or any “Permitted Transferee” of such stockholder determined pursuant to clause (A), (B), (C), (D) or (E) hereof, as the case may be.

(G)           In the case of a Class B Holder who is the executor or administrator of the estate of a deceased Class B Holder, guardian or conservator of the estate of a disabled Class B Holder or who is a trustee of the estate of a bankrupt or insolvent Class B Holder, and provided such deceased, disabled, bankrupt or insolvent Class B Holder, as the case may be, was the record and beneficial owner of the shares of Class B Common Stock subject to said proposed transfer, “Permitted Transferee” means a Permitted Transferee of such deceased, disabled, bankrupt or insolvent Class B Holder as determined pursuant to clauses (A), (E), or (F) above, as the case may be.

(H)          In the case of a Class B Holder which is an employee benefit plan of the Corporation, “Permitted Transferee” shall include any participant of such plan or Permitted Transferee of such Participant as defined herein, receiving shares of Class B Common Stock in accordance with the terms of such plan.

(I)            In the case of a Class B Holder which is a Charitable Organization described in subclause (v) of clause (A) above and the holder of record and beneficial owner of the shares of Class B Common Stock subject to said proposed transfer, “Permitted Transferee” means any lineal descendant of a great grandparent of the creator of such Charitable Organization or such creator’s spouse.

(2)           Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge such Holder’s shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this subdivision (e).  In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Common Stock, as the pledgee may elect.

(3)           For purposes of this subdivision (e):

(A)          The relationship of any person that is derived by or through legal adoption shall be considered a natural one.

(B)           Each joint owner of shares of Class B Common Stock shall be considered a Class B Holder of such shares.

(C)           A minor for whom shares of Class B Common Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class B Holder of such shares.

(D)          Unless otherwise specified, the term “person” means both natural persons and legal entities.

(E)           The “Record Date” is the date for determining the persons to whom the Class B Common Stock is first distributed by the Corporation.

(4)           Any purported transfer of shares of Class B Common Stock not permitted hereunder shall result in the conversion of the transferee’s shares of Class B Common Stock into shares of Common Stock, effective on the date of such purported transfer.  The Corporation may, as a condition to the transfer or the registration of transfer of shares of Class B Common Stock to a purported Permitted Transferee, require the furnishing of such affidavits or other proof as it deems necessary to establish that such transferee is a Permitted Transferee.

(f)            (1)           Shares of Class B Common Stock shall be registered in the name(s) of the beneficial owner(s) thereof (as hereafter defined) and not in “street” or “nominee” names; provided, however, certificates representing shares of Class B Common Stock issued as a stock dividend on the Corporation’s then outstanding Common Stock may be registered in the same name and manner as the certificates representing the shares of Common Stock with respect to which the shares of Class B Common Stock were issued; and, provided further, however, that any certificates representing shares of Class B Common Stock originally issued in “nominee” name may be transferred and reissued in the name of another “nominee” so long as the beneficial owner of the shares represented by such certificates does not change as a result of such transfer.  For the purposes of subdivision (d) and this subdivision (f), the term “beneficial owner(s)” of any shares of Class B Common Stock shall mean the person or persons who possess the power to vote or dispose, or to direct the voting or disposition, of such shares; and “beneficially owned” shares shall refer to shares held by a beneficial owner.

(2)           The Corporation shall note on the certificates representing the shares of Class B Common Stock that there are restrictions on transfer and registration of transfer imposed by subdivision (e) and this subdivision (f).

(g)           All shares of Class B Common Stock surrendered for conversion shall resume the status of authorized but unissued shares of Class B Common Stock.

(h)           Dividends may be declared and paid to the holders of Common Stock and Class B Common Stock in cash, property, or other securities of the Corporation out of any net profits or net assets of the Corporation legally available therefor.

(i)            Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock and Class B Common Stock in accordance with their respective rights and interests.

(j)            Except as otherwise provided by law, the holders of Common Stock and Class B Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of the Common Stock and Class B Common Stock being entitled to vote as provided in subdivision (b).

FOURTH:  The governing Board of this Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the by-laws of this Corporation.

FIFTH:  The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under Nevada Corporate Law.

SIXTH:  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(a)           To make, alter or repeal the Bylaws of the Corporation.

(b)           To fix and determine, and to vary the amount of, the working capital of the Corporation, and to determine the use or investment of any assets of the Corporation, to set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve or reserves.

(c)           To authorize the purchase or other acquisition of shares of stock of the Corporation or any of its bonds, debentures, notes, scrip, warrants or other securities or evidences of indebtedness.

(d)           Except as otherwise provided by law, to determine the places within or without the State of Nevada, where any or all of the books of the Corporation shall be kept.

(e)           To authorize the sale, lease or other disposition of any part or parts of the properties of the Corporation and to cease to conduct the business connected therewith or again to resume the same, as it may deem best.

(f)            To authorize the borrowing of money, the issuance of bonds, debentures and other obligations or evidences of indebtedness of the Corporation, secured or unsecured, and the inclusion of provisions as to redeemability and convertibility into shares of stock of the Corporation or otherwise; and the mortgaging or pledging, as security for money borrowed or bonds, notes, debentures or other obligations issued by the Corporation, of any property of the Corporation, real or personal, then owned or thereafter acquired by the Corporation.

(g)           Subject to any limitation in the Bylaws, the members of the Board of Directors shall be entitled to reasonable fees, salaries or other compensation for their services, as determined from time to time by the Board of Directors, and to reimbursement for their expenses as such members.  Nothing herein contained shall preclude any director from serving the Corporation or its subsidiaries or affiliates in any other capacity and receiving compensation therefor.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Nevada, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SEVENTH:  1.  ELIMINATION OF CERTAIN LIABILITY OF OFFICERS AND DIRECTORS.  To the fullest extent allowed by the Nevada Revised Statutes, an officer or director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer or director.

2.             INDEMNIFICATION AND INSURANCE.

(a)           The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by Nevada General Corporation Law, as the same exists or may hereafter be amended, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or administrators) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.  The right to indemnification conferred in this Section 2(a) shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation shall have the express authority to enter into such agreements as the Board of Directors deems appropriate for the indemnification of directors and officers of the Corporation.  Such agreements may contain provisions relating to, among  other things, the advancement of expenses, a person’s right to bring suit against the Corporation to enforce his or her right to indemnification, the establishment of a trust to assure the availability of funds to satisfy the Corporation’s indemnification obligations to such person and other matters as the Board of Directors deems appropriate or advisable.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation who are not directors or officers similar to those conferred in this Section 2(a) to directors and officers of the Corporation.

(b)           The rights to indemnification and to the advancement of expenses conferred in Section 2(a) shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

(c)           The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Nevada Corporate Law.

3.             REPEAL OR MODIFICATION.  Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing pursuant to this Article SEVENTH at the time of such repeal or modification.

EIGHTH:  No contract or transaction between this Corporation and one or more of its directors and officers, or between this Corporation and any other corporation, partnership, association, or other organization in which one or more of the directors or officers of this Corporation are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

(a)           The material facts as to his interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by a vote sufficient for such purpose without counting the vote of the interested director or directors; or

(b)           The material facts as to his interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(c)           The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

IN WITNESS WHEREOF, said NATIONAL STORM MANAGEMENT, INC. has caused this Certificate to be signed by its duly authorized officer this 3rd day of October, 2006.

NATIONAL STORM MANAGEMENT, INC.

By:	/s/ Terry Kiefer

Title:	President